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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-21508


                           Discover Card Trust 1993-A
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             (Exact name of registrant as specified in its charter)

   c/o Discover Receivable Financing Group, Inc., 12 Read's Way, New Castle,
                         Delaware 19720, (302) 323-7862

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              6.25% Credit Card Pass-Through Certificates, Class A 6.80% Credit Card Pass-Through Certificates, Class B
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [x]    Rule 12b-3(b)(1)(i)      [x]
         Rule 12g-4(a)(1)(ii)    [ ]    Rule 12b-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]    Rule 12b-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)    [ ]    Rule 12b-3(b)(2)(i)      [ ]

         Approximate number of holders of record as of the certification or
notice date:   None
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         Pursuant in the requirements of the Securities Exchange Act of 1934,
Discover Card Trust 1993 A. It has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Discover Receivables Financing Group, Inc. (Originator of the Trust)

Date:  September 16, 1998   By:   Richard W. York
                                  ---------------------
                                  Vice President

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file this Form 15 with the Commission in accordance with Regulation S-T.